Exhibit 99.2

Commercial Loan Documentation P.O. Box 30115 Los Angeles, California 90030-0115
November 17, 2008
Diodes Incorporated
P.O. Box 5097
Westlake Village, CA 91359-5097
Attn: Carl C. Wertz, CFO
Dear Mr. Wertz:
This letter is being sent at the request of your Account Manager, Robert Tietjen, and is to confirm that UNION BANK OF CALIFORNIA, N.A. (“Bank”) has agreed to extend the maturity date of the Revolving Line of Credit (“Facility”) granted to Diodes Incorporated (“Borrower”) in the principal amount of Twenty Two Million Five Hundred Thousand and 00/100ths Dollars ($22,500,000.00) originally made under a certain note dated March 28, 2008, and Credit Agreement dated February 27, 2003, as amended from time to time, (collectively, the “Agreements”). A copy of the note is attached.
The maturity date of the Facility is hereby extended to March 2, 2009 (“New Maturity Date”) and each related letter of credit expiration date and/or trade advance date in the Agreements shall be extended to a date which follows the New Maturity Date by the same number of days as the original expiration date and/or maturity dated followed the original maturity date. The Agreements shall be deemed modified as of the date of this letter to reflect the New Maturity Date. Borrower understands that a condition precedent to Bank’s agreement to extend the obligation term to the New Maturity Date is that on or before March 2, 2009, Borrower shall have paid to Bank a non-refundable extension fee of $12,500.00. All other terms and conditions of the Agreements remain in full force and effect, without waiver or modification. This extension is further conditioned upon Borrower’s continued payment of interest as provided in the Agreements.
Each advance request, or Borrower’s continued payments of principal or interest on the outstanding balance of any term loan, constitutes Borrower’s warranty that no event of default as defined in the Agreements and no condition, event or act which, with the giving of notice or the passage of time or both, would constitute such an event of default, shall have occurred and be continuing or shall exist.
BANK HAS NOT COMMITTED TO MAKE ANY FURTHER EXTENSION OF THE MATURITY DATE, OR TO RENEW THE FACILITY BEYOND THE NEW MATURITY DATE. ANY FURTHER EXTENSION OR ANY RENEWAL REMAINS IN THE DISCRETION OF BANK.
If you have any questions, please call your Account Manager, Robert Tietjen, at (818) 595-2096.
Very truly yours,
UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Elsa Lopez
Name: Elsa Lopez
Title: CLD Officer